$300,636,797

RALI Series 2007-QS11 Trust
Issuing Entity

Residential Accredit Loans, Inc.
Depositor

Residential Funding Company, LLC
Master Servicer and Sponsor

Mortgage Asset-Backed Pass-Through Certificates, Series 2007-QS11

$305,836,169*	Variable Rate	Class A-V Certificates

*  The balance shown above for the Class A-V Certificates is a notional amount.
___________________________________________

Supplement dated October 3, 2007
to
Prospectus Supplement dated September 26, 2007
to
Prospectus dated April 9, 2006
___________________________________________

Capitalized terms used in this supplement are defined in the prospectus supplement dated September 26, 2007, to which this supplement is attached.

Residential Funding Securities LLC will offer to the public the Class A-V Certificates, in negotiated transactions or otherwise, directly or through dealers, at varying prices to be determined at the time of sale. Residential Funding Securities LLC's compensation will be the difference between the price it pays to the depositor for the Class A-V Certificates and the amount it receives from the sale of the Class A-V Certificates to the public.  The proceeds to the depositor from the sale of the Class A-V Certificates to Residential Funding Securities LLC, before deducting expenses, will be approximately 0.85% of the notional amount of the Class A-V Certificates, plus accrued interest.

The Class A-V Certificates will be offered pursuant to an underwriting agreement, dated October 3, 2007, among the depositor, the master servicer and Residential Funding Securities LLC.  Residential Funding Securities LLC may sell the Class A-V Certificates directly or through dealers, who may receive compensation from Residential Funding Securities LLC in the form of discounts, concessions or commissions.  The underwriting agreement provides that the depositor will indemnify Residential Funding Securities LLC against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof.  There is currently no secondary market for the Class A-V Certificates.  There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions.  In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until ninety days following the date hereof.

GMAC RFC SECURITIES

Underwriter